EXHIBIT 5

May 24, 2004

Trico Marine Services, Inc.

250 North American Court

Houma, Louisiana 70363

Ladies and Gentlemen:

We have acted as counsel for Trico Marine Services, Inc., a Delaware corporation (the "Company"), in connection with the Company's registration statement on Form S-8 (the "Registration Statement") with respect to the issuance by the Company of 250,000 shares of common stock of the Company, $0.01 par value per share (the "Common Stock"), pursuant to the terms of the Trico Marine Services, Inc. Directors Stock Plan (the "Plan").

Based upon the foregoing, and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that the shares of Common Stock referred to herein, when issued for at least par value and on the terms described in the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

JONES, WALKER, WAECHTER,
POITEVENT, CARRÈRE & DENÈGRE, L.L.P.

By:	/s/ William B. Masters
William B. Masters
Partner